EX 99.1
LETTER OF RESIGNATION

Michael Garnreiter
Chairman of the Board of Directors

Patrick W. Smith
CEO and Founder
Axon Enterprise, Inc.
Scottsdale, AZ. 85255

Dear Rick and Mike,

I am writing to confirm my retirement from the Board of Directors of Axon Enterprise, Inc. (the “Company”) effective June 14, 2019.

As an Axon board member, it has been my privilege to serve Axon's mission of protecting life and enabling transparency in law enforcement. Since I joined the board in 2014, Axon has transformed from a hardware company selling primarily TASER devices into a connected-sensors-and-devices company with a scaling and sustainable SaaS business. I have appreciated the opportunity to serve on Axon's board and am proud of what we have accomplished together.

As you know, my decision to retire from Axon's board is not the result of any disagreement with the company's operations, policies or procedures. Simply, the demands on my time have increased significantly since taking the position of President and Chief Product Officer for Salesforce.com, Inc., such that I no longer have the time necessary to meet the demands of the director role.

I remain committed to Axon's mission to protect life and will be continuing to work with CEO Rick Smith and Director Hadi Partovi to construct an Axon Technology Advisory Board (“TAB”) comprised of technology leaders to help advise Axon on its product roadmap. I look forward to holding a position on the TAB and helping drive Axon's mission and future success. Thank you.

Sincerely,

/s/ Bret S. Taylor

Bret S. Taylor